CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Union Bankshares, Inc. of our report dated January 14, 2000, included in the 1999 Annual Report to Shareholders of Union Bankshares, Inc.




/s/ A. M. Piesch & Company




March 27, 2000
St. Johnsbury, Vermont
VT Reg. No. 92-0000102